Exhibit 23.2
Consent of Independent Registered Public Accounting Firm
We consent to the incorporation by reference in the Registration Statement (Form S-8) pertaining to the Savings Plus Plan, Lam Research 401(k) of Lam Research Corporation of our reports dated August 20, 2019, with respect to the consolidated financial statements of Lam Research Corporation and the effectiveness of internal control over financial reporting of Lam Research Corporation included in its Annual Report (Form 10-K) for the year ended June 30, 2019, filed with the Securities and Exchange Commission.
/s/ Ernst and Young LLP
San Jose, California
September 26, 2019